Exhibit 4.52

English Translation

Leasing Contract

Contract No.: TU201112137475IOC

Lessor (hereinafter “Party A”): Lofts (Beijing) Investment Consultant Co., Ltd,

Legal representative: Wang Xiaozhong

Address: Suite 101, Building #1, No. 1 Guangqu Road, Chaoyang District, Beijing

Tel: 010-65830072

Lessee (hereinafter “Party B”): Chuanxian Network Technology (Shanghai) Co., Ltd.

Legal representative:

Address:

Postal code:

Tel:

In accordance with the provisions of the Contract Law of the People’s Republic of China as well as relevant administrative regulations, rules and policies of Beijing Municipality, on the basis of equality and free will, Party A and Party B hereby enter into this Leasing Contract through consensus with respect to the lease of certain houses located at Courtyard No. 1, Zhonghuan Nanlu, North Huajiadi Street, Chaoyang District, with a view to setting forth their respective rights and obligations.

Article 1 The Premises and Its Purpose

1.	The subject mater of lease is located at 4/F, Building B, Courtyard No.1, Zhonghuan Nanlu, North Huajiadi Street, Chaoyang District, Beijing (hereafter the “Premises”), with a total construction area of 511.51 square meters, as indicated in Annex II.

2.	The Premises shall be used for office purposes.

Article 2 Lease Term

1.	The lease term is two years, starting on December 12, 2011 and ending on December 11, 2013.

a)	The rent-free period is one month, from December 12, 2011 to January 11, 2012 (including renovation period). No rent will be paid during the rent-free period, but the property management fees accrued during the rent-free period, which add up to RMB 9,207 (in words: Nine Thousand Two Hundred and Seven only) shall still be paid. However, Party B must bear the expenses incurred during the renovation period, and may carry out design and renovation without altering the original main structure.

Article 3 Rent and Payment Method

1.	From December 12, 2011 to December 11, 2013, the rent is determined at RMB 4.0/day/square meter (including the property management fee of RMB 0.6/day/square meter), and the monthly total rent is RMB 62,234 (in words: Sixty Two Thousand Two Hundred Thirty Four only). The total rent of the first year will be RMB 684,574 (in words: Six Hundred Eighty Four Thousand Five Hundred Seventy Four only), the total rent of the second year will be RMB 746,808 (in words: Seven Hundred Forty Six Thousand Eight Hundred Eight only), and Party B shall pay the above rents to Party A.

2.	The payment method is three months rent as lease deposit and three months rent payable in advance (☑three months rent as lease deposit and three months rent payable in advance/☐three months rent as lease deposit and six months rent payable in advance/☐three months rent as lease deposit and twelve months rent payable in advance), that is to say, the amount of lease deposit is equal to the amount of three months rent and the rent will be paid every three months. Wherein, the first installment of rent is RMB 186,702 (in words: One Hundred Eighty Six Thousand Seven Hundred Two only), the lease deposit is RMB 186,702 (in words: One Hundred Eighty Six Thousand Seven Hundred Two only), adding up to RMB 373,404 (in words: Three Hundred Seventy Three Thousand Four Hundred Four only), which shall be paid by Party B within one week upon execution of this Contract. If Party B fails to perform this Contract and still fails to do so three working days after Party A gives a written notice, then Party A shall have the right to recover the subject matter and cancel this Contract.

3.	The subsequent installments of rent shall be paid by Party B during 10th day and 15th day of April, July and October of 2012 as well as January, April, July and October of 2013, respectively.

Article 4 Delivery of the Premises

Party A shall deliver to Party B the Premises that meets the terms of Article 1 hereof on an “as is” basis prior to December 12, 2011, and the parties shall sign a handover list. Without prejudice to other rights of the Lessor specified under this Leasing Contract, it shall still be deemed that the Lessee has accepted the Premises as of the initial date and the lease period has commenced as of the initial date.

Article 5 Other Expenses

In addition to the rent, with respect to other actual expenses incurred during Party B’s use of the Premises including but not limited to electric charge, heating fee and other relevant government-specified fees, Party B shall bear the actually incurred amounts and pay such amounts to the property management office on time. All problems arising from Party B’s default on or delay in payment of the foregoing fees shall be solely solved by Party B. In case of delayed payment, Party B shall pay Party A an overdue fine equivalent to five thousandths of the total amount payable for each delayed day, besides continuing to perform its payment obligation. Where losses are caused to Party A or the property management office thereby, Party B shall be liable for compensation.

Article 6 Undertakings, Rights and Obligations of Party A

1.	Timely provide Party B with relevant materials necessary for applying for a business license and assist Party B in handling relevant procedures until the registration is completed.

2.	Collect the lease deposit, rent and relevant charges from Party B as specified herein.

3.	Ensure the supply of water, power and heating necessary for the business operations of Party B during the lease term of the Premises and charge the rent and energy costs according to the stipulations of Articles 3 and 5 hereof.

4.	If Party B commits any breach hereof or fails to perform any contractual obligation, Party A shall have the right to require Party B to take appropriate remedial measures or give economic compensation to Party A.

5.	In case the Premises or equipment and facilities therein are damaged due to the improper operation or use of Party B or its clients, Party A shall have the right to require Party B to compensate for the economic losses suffered by Party A.

6.	Party A shall issue an invoice at the same time of receiving the rent of the Premises.

7.	Party A undertakes that the delivered Premises shall possess normally functioning wires and a complete set of heating facilities.

Article 7 Undertakings, Rights and Obligations of Party B

1.	Party B shall independently apply for all permits, approvals and licenses for legal operations in the leased area and shall be responsible for all business operations conducted in the leased area. All disputes and controversies arising between Party B and any third party during the business operations shall be solely settled by Party B, irrelevant to Party A.

2.	Without the prior written consent of Party A, Party B may not hang, post, attach or otherwise place any advertisement, label, poster or other materials outside windows, inside windows but facing outwards, on outer walls, common corridors, elevator rooms and other common areas.

3.	Party B may not commence renovation construction until it has obtained the construction permits set forth in Annex IV hereto and paid Party A the renovation deposits based on the standard of RMB 50/square meter and the comprehensive management fees for renovation construction based on the standard of RMB 20/square meter. During renovation construction, Party B may not alter the main structure of the leased area. Before making changes, additions or reductions to all the original renovations, equipment and partitions in the leased area, Party B shall submit to Party A relevant materials regarding such changes, including without limitation, design drawings of changes, construction contracts or agreements, qualification certificates of construction contractors, construction schedule and progress schedule, detailed lists of raw materials for change items as well as letter of commitment to safety, cleanness and environmental (including but not limited to sound and gaseous contamination) responsibility for the construction site. Party B may not change, add or reduce any original renovation, equipment and partition in the leased area before obtaining the written consent of Party A and the consent of competent departments according to relevant regulations. The foregoing changes, additions or reductions shall comply with the requirements of applicable national laws and regulations and industry standards.

4.	During and after the renovation construction, any personal injury or death and property damage arising out of construction or house renovations shall be solely borne by Party B and be irrelevant to Party A. If such construction or renovations cause damage to the Premises or affect the use of any adjacent tenant, Party B shall assume compensation liabilities towards Party A.

5.	Party B must finish the renovation work within the renovation period specified herein, and if the renovation construction is not finished due to the fault attributable to Party B or the construction team retained by Party B, thus causing losses to the adjacent tenants, Party B must compensate Party A according to the amount of actual losses. In case Party B still fails to finish renovation or occupy the Premises within two months upon expiry of the agreed renovation period, Party A shall have the right to cancel this Contract and deduct the lease deposit surrendered by Party B.

6.	Party B shall take out insurance for the property it purchases within the leased area and may not engage in any activity that might render the insurance in the leased area invalid or cause any increase in the insurance premium payable by Party A. If Party A is forced to take out insurance again due to Party B’s violations of the provisions of this Article, Party B must pay the increased portion of insurance premium and other relevant expenses within 10 days after Party A pays the insurance premium for increasing insurance or taking out insurance again.

7.	Party B may not deny the personnel dispatched by Party A the right to enter the leased area for inspection or any repair works within appointed period or as necessary. The inspection or repair conducted by Party A shall not affect the normal work of Party B as far as possible.

8.	Party B must place overweight goods according to the requirements of Party A in order not to cause load imbalance to the floor. Party B may not store or place any government-prohibited goods, ordnance, gunpowder, niter, gasoline, toxic or environment-polluting industrial chemicals or potentially explosive goods, otherwise all the consequences arising therefrom shall be borne by Party B. If losses are caused to Party A or any third party, Party B shall be held liable for compensation.

9.	Party B shall pay rent, lease deposit and other charges according to relevant provisions hereof, and in case of any default, Party B will be deemed to be in breach hereof.

10.	Party B shall cherish the Premises and the facilities thereof, and in case of any damage thereto, Party B shall be liable for compensation.

11.	This Contract shall be automatically terminated upon its expiry, and if Party B requests renewal of the lease, it shall give a written notice to Party A three months in advance of the expiry of this Contract and obtain the consent of Party A, after which a leasing contract can be renewed. If Party B decides not to renew the lease, Party B shall notify Party A in writing three months in advance of the expiry of this Contract, while Party A has the right to bring a new client to the leased area of Party B to inspect the Premises and Party B shall render necessary assistance rather than reject to do so.

Article 8 Liabilities for Breach

1.	In case Party A is unable to deliver the Premises for rent to Party B as scheduled due to any fault attributable to Party A, Party A shall pay Party B a penalty in the amount equivalent to five thousandths of the total amount of the first installment of rent for each delayed day, and the paid rent of the Premises can be used as the rent for the next month.

2.	In case Party A fails to return the lease deposit to Party B as scheduled as agreed herein, Party A shall pay Party B a penalty in the amount equivalent to five thousandths of the amount of lease deposit in arrears for each delayed day.

3.	If Party A is unable to repossess the leased Premises as scheduled due to any fault attributable to Party B, Party B shall pay Party A a penalty in the amount equivalent to five thousandths of the total amount of the first installment of rent each day. Furthermore, Party B shall pay Party A the rent accrued during Party B’s continued occupation of the Premises at the standard twice the normal daily rent (the specific amount of daily rent can be derived by dividing the amount of monthly rent by thirty days) till the day Party B moves out of the Premises. Where any other loss is caused to Party A, Party B shall compensate for it.

4.	Where Party B fails to pay rent or lease deposit within the time agreed herein, Party B shall pay Party A a penalty in the amount equivalent to five thousandths of the payments in arrears on a daily basis from the date when Party B falls into arrears till the date Party B actually pays the amount. Party A has the priority to deduct such penalty from the lease deposit surrendered by Party B. Party B shall timely replenish the lease deposit and if it fails to do so, Party A will have the right to cancel this Leasing Contract.

5.	Should Party A commit any of the following serious breaches, Party B will have the right to cancel this Contract and hold Party A liable for such breaches and the compensation.

(1)	Party A delays the delivery of the Premises for fifteen days;

(2)	Party A neglects its property management duties and endangers the personal or property safety of Party B, thus rendering Party B unable to carry out operations normally or causing serious losses to Party B.

6.	Should Party B commit any of the following serious breaches, Party A will have the right to cancel this Contract, repossess the Premises leased by Party B, and hold Party B liable for breach. All renovations, ornaments and resulting attachments in the Premises shall belong to Party A at no cost, Party A has the right to dispose of the renovations, while Party B may not destroy them on purpose. Party B shall move out of the Premises within five days upon cancellation of this Contract, and if Party B refuses to move out of or return the Premises thereafter, it shall pay Party A the rent accrued during Party B’s continued occupation of the Premises at the standard twice the normal daily rent (the specific amount of daily rent can be derived by dividing the amount of monthly rent by thirty days) till the date when Party B moves out of the Premises, and all the articles in the Premises shall go to Party A for free and Party A has the right to dispose of them. The breaches include:

(1)	Party B defaults on rent or other charges for fifteen days;

(2)	Party B sublets, or lends the Premises to others or changes the purpose of the leased area without authorization;

(3)	Party B alters the structure of the Premises without authorization;

(4)	Party B alters the main structure of the Premises for whatsoever reason;

(5)	Party B utilizes the Premises for any illegal activity;

(6)	Party B fails to occupy the Premises on time;

(7)	Party B cancels the lease in advance or rescinds this Contract unilaterally;

(8)	Commits other serious breaches and acts in violation of applicable laws and regulations.

7.	In case this Contract is terminated for any reason attributable to Party B (including but not limited to circumstances where Party B cancels the lease in advance in violation of this Contract or rescinds this Contract unilaterally), the lease deposit surrendered by Party B will not be returned and will be used as penalty, and Party B shall assume liabilities for breach towards Party A; meanwhile, Party B shall make up for the rent which should otherwise be paid.

8.	Where Party B falls into bankruptcy, liquidation, dissolution or similar proceedings and thus causes this Contract to be terminated, the lease deposit surrendered by Party B will not returned and will be used as the penalty to compensate for the losses suffered by Party A. If the lease deposit is insufficient to make up for the losses of Party A, Party A will have the right to continue to recover such losses from Party B.

9.	Where this Contract is terminated due to any reason attributable to Party A, Party A shall return the lease deposit of lease paid by Party B and pay Party B three months’ rent as compensation.

Article 9 Termination

1.	This Contract shall be automatically terminated upon its expiry, and Party B shall return the Premises to Party A on the expiration date and obtain the confirmation letter issued by Party A. After signing the confirmation letter confirming that Party B commits no breach during the lease term and deducting relevant expenses payable by Party B, Party A shall return the lease deposit (no interest accrued) to Party B within thirty days thereafter. After the debts and claims between the parties are settled, this Contract shall be deemed to have been fully performed. In case losses are caused to Party A, Party A shall have the priority to deduct relevant expenses from the lease deposit and return the remaining portion to Party B.

2.	Where either party falls into bankruptcy, liquidation, dissolution or similar proceedings, this Contract shall be terminated.

3.	While cancelling or terminating this Contract, Party B must remove all the renovations, ornaments (such as the internal building structures, doors and windows of the Premises) as well as the added ancillary facilities and restore the Premises to its original state. If Party B is unable to conduct such removal by itself, Party B shall notify Party A in writing ten days in advance. Party A will, within five days upon receipt of the written notification of Party B, furnish Party B a price list of removal, and Party B shall pay Party A the expenses for removing the renovations within five days thereafter subject to mutual consultation. Where Party B refuses to pay the expenses for removing the renovations, Party A will have the priority to deduct relevant expenses from the lease deposit surrendered by Party B, and all the renovations in the Premises shall belong to Party A, who will have the right to dispose of such renovations. In case Party B fails to move out of or return the Premises within prescribed period, Party B shall pay rent to Party A according to the standard agreed in Paragraph 3, Article 8 hereof, and al the articles in the Premises shall belong to Party A for free.

4.	In the event that Party B demands renewal of the lease, it must file a written application to Party A three months in advance of the expiry of this Contract, and then Party A will give a formal written reply to Party B. The terms of the new lease shall then be agreed upon by the parties, and Party B has the priority to renew the lease on the same conditions.

Article 10 Dispute Settlement

Any dispute arising out of the interpretation of any term hereof or the performance hereof shall be settled by both parties through friendly consultation, failing which, either party shall have the right to bring an action before the competent people’s court of the place where Party A is located, and shall submit to the judgment of the people’s court.

Article 11 Exception Conditions

1.	Where it is impossible to continue the performance of this Contract due to any event of Force Majeure, either Party A or Party B may cancel this Contract.

2.	Force Majeure means any unforeseeable, unavoidable and insuperable objective circumstance, including but not limited to: acts of god, such as earthquake, fire, serious epidemic infectious diseases and so on; Force Majeure due to reasons attributable to authorities, such as laws, regulations, policies, requisition of land by administrative orders, and so on.

3.	Where this Contract cannot be performed due to any event of Force Majeure, liabilities may be waived in part or in whole depending upon the impact of such event of Force Majeure, but the debts arising prior to the occurrence of such event of Force Majeure shall be excluded from partial or entire exemption.

4.	Should either party be prevented from performing this Contract due to any event of Force Majeure, such prevented party shall notify the other party in a timely manner in order to mitigate the possible losses caused to the other party, and shall provide relevant proof within a reasonable period.

5.	If the leased Premises are demolished or renovated due to requisition of land by government, real estate development or other relevant reasons, Party A will not make any compensation to Party B, and the parties shall bear the liabilities respectively.

6.	If this Contract is terminated due to the foregoing reasons, the rent shall be calculated according to the actual period of use, and if the actual period is less than a whole month, rent shall be calculated on a daily basis.

Article 12 Miscellaneous

1.	The property management of the Premises leased by Party B shall be generally under the charge of the Property Management Office of Cable 8 Culture Creative Center, while Party B shall comply with all the rules and regulations of the park where the leased Premises are located and subject itself to the unified management of the Property Management Office.

2.	The documents to be exchanged between the parties for purposes of performing this Contract may be delivered to the other party through one of the following manners: registered mail, express mail and the like.

3.	The address designated by Party B for service of documents is Tudou.com at K1 Building, The North American International Business Center, B-108 Beiyuan Road, Chaoyang District, Beijing, and after Party B formally occupies the leased Premises, Party B’s address for service of documents shall be automatically changed into the address of the leased Premises, which will serve as the only address for service. As long as Party A is able to prove that its letters, notices and other relevant documents have been delivered by mail to the address of the leased Premises of Party B under this Contract, such letters, notices or documents shall be deemed to have been delivered to Party B, regardless of whether Party B signs for them.

4.	Both parties shall be obliged to keep all the content hereof confidential.

5.	As for any matter not mentioned herein, the parties may enter into a supplementary agreement pursuant to the provisions of applicable national laws and regulations, and the supplementary agreement shall have the same legal force as this Contract.

6.	The annexes hereto shall be an integral part of this Contract, have the same legal force as this Contract and shall be jointly complied with by both parties.

7.	This Contract shall come into force after both parties sign (stamp) it. This Contract is made in triplicate, two copies for Party A and one copy for Party B.

Party A (official seal):

Legal representative/entrusted agent (signature): /s/ [Seal: Lofts (Beijing) Investment Consultant Co., Ltd.]

Date: December 12, 2011

Party B (official seal):

Legal representative/entrusted agent (signature): [Seal: Chuanxian Network Technology (Shanghai) Co., Ltd.]

Date:

Annex I: Copies of Business Licenses of Both Parties

Annex II: Plan of the Premises

Annex III: Fire Safety Agreement

Annex IV: Agreement on Construction Safety Management Responsibility

Annex V: Administrative Rules of the Park

Annex I: Copies of Business Licenses of Both Parties

Annex II: Plan of the Premises

Annex III:

Fire Safety Agreement

Managing Party (hereinafter referred to as “Party A”): Lofts (Beijing) Investment Consultant Co., Ltd.

Name of tenant (hereinafter referred to as “Party B”):

Room Number:

In order to maintain the normal working order of Cable 8 Culture Creative Center and safeguard the property safety of the tenants in the park, in accordance of the current laws of the People’s Republic of China and based on the actual conditions of Cable 8 Xishiku Design Park, this Fire Control Agreement is hereby entered into in the principle of responsibility sharing between the parties, with a viewing to ensure that the parties will perform their own responsibilities and combine their efforts to do a good job of the public security and fire safety in Cable 8 Xishiku Design Park. The respective responsibilities of the parties are as follows:

I. Responsibilities of Party A:

1.	Timely communicate the spirit of relevant laws, regulations and documents to Party B and implement the provisions regarding fire control and public security.

2.	Be responsible for formulating, improving, implementing and supervising the daily fire safety and public security systems within the park and rectifying hidden fire hazards.

3.	Be responsible for reporting to police in case of any criminal or public security case and protecting and investigating into the scenes of such criminal or public security case and fires, and coordinating the handling of subsequent work.

4.	Be responsible for keeping fire fighting access unobstructed, regularly inspecting the fire fighting accesses and various goods stored in the common areas without authorization, and issuing warning notice to the owner of such goods. If such warning has no effect, Party A may move away all obstructive goods, and all the expenses incurred for moving away, storing and cleaning such goods shall be borne by Party B.

II. Responsibilities of Party B:

1.	Strictly comply with relevant regulations and successfully obtain relevant certificates prior to its occupation of the Premises.

2.	Assist the Property Management Office of the park in filling out an emergency contact form. In case Party A is unable to timely handle any emergency due to Party B’s failure to provide the emergency contact information or deposit a spare key with the Property Management Office of Party A in advance, all the consequences arising therefrom shall be solely borne by Party B.

3.	May not move the fire safety facilities in the public areas of the park and within the leased Premises without authorization.

4.	Party B is strictly forbidden to bring into the park any flammable, explosive, severely toxic, corrosive or radioactive goods.

5.	Party B is strictly forbidden to store sundries in fire evacuation exits and public areas, and Party B shall be liable for any safety accident caused by Party B’s violation of relevant regulations.

6.	Reasonably provide the leased Premises with proper fire fighting equipment according to relevant regulations and accept the supervision of Party A on a regular basis. If Party B fails to provide reasonable equipment allocation specified in relevant regulations, Party A has the right to require Party B to replenish the equipment.

7.	Party B shall be solely liable for any accident arising from its negligence and recklessness, and if such accident affects the public areas of the park and other tenants, Party B must be held liable for compensation.

III. Punishment for Breach

Both parties shall strictly comply with the provisions of this Agreement, and in case either party commits any breach hereof, the breaching party shall bear all the legal liabilities arising therefrom.

IV. Miscellaneous

1.	This Agreement is made in duplicate, one copy for each of Party A and Party B, which shall be equally authentic.

2.	Should there be any discrepancy between this Agreement and the regulations of the State or competent superior authorities, the latter shall prevail.

Party A: /s/ [Seal: Lofts (Beijing ) Investment Consultants Co., Ltd.]

Date: December 12, 2011

Party B: [Seal: Chuanxian Network Technology (Shanghai) Co., Ltd.]

Date:

Annex IV:

Renovation Agreement

Party A: Lofts (Beijing) Investment Consultant Co., Ltd.

Party B:

In order to guarantee the smooth completion of construction progress and avoid the occurrence of any hidden construction hazard, in accordance with the requirements of the provisions of Administrative Measures for the Construction of Building Structures and Beijing Municipal Measures for the Supervision and Administration of Production Safety, the Property Management Office of Cable 8 Xishiku Design Park hereby formulates the following administrative rules. Any incoming construction unit shall be required to carry out construction operations in strict accordance with these rules and shall be subject to punishment in case of any violation thereof:

I.	Party B and the renovation company retained by it shall properly go through relevant entry procedures at the Property Management Office before entering the construction site: executing Administrative Rules for Construction Site, Detailed Provisions Regarding Breaches in Renovation Construction, Application Form for Entrustment of Renovation Works, Letter of Commitment to Renovation Responsibility, Agreement for Elimination of Construction Noises and Odors, and Agreement for Construction and Fire Safety.

II.	Party B shall pay Party A the renovation deposit at the standard of RMB 50/square meter and the comprehensive management fees for renovation construction at the standard of RMB 20/square meter (including garbage cleanup fees); Upon completion of renovation by Party B, the parties shall jointly carry out acceptance, and Party A will return the deposit to Party B within 7 working days (no interest accrued) upon the satisfaction acceptance by Party A.

III.	Party B shall submit to Party A the construction drawings, wiring diagrams, construction specifications and relevant materials of changes, and apply for temporary construction certificates and relevant certificates only subject to the examination and approval of the Property Management Office.

IV.	Construction certificates include registration form of construction personnel, construction admission certificate, construction drawings, passes of construction personnel and the like, and the construction may not commence until all the above certificates are properly obtained; in case of any deficiency, the missing ones shall be obtained or the construction will be postponed;

V.	The construction site shall be provided with specific quantity of fire distinguishers according to the provisions of Beijing Municipal Measures for the Supervision and Administration of Production Safety and shall be subject to the safety check of the Property Management Office at any time. Workers at the construction site shall know the fundamental operations of fire distinguishers/ have necessary knowledge of fire control, and a fine ranging between RMB 200 and 1,000 will be imposed in case of any violation;

VI.	There shall be at least one person in charge of construction at the construction site, who shall be responsible for the construction progress and safety and go to the central control room to obtain a Permit for Use of Naked Fire and other relevant construction permits and certificates, and a fine of RMB 200 will be imposed in case of any violation;

VII.	In case smoking, construction under the influence of alcohol, open defecation and other acts detrimental to health standards and civilization are found on the construction site, a fine of RMB 50-200 will be imposed for every occurrence;

VIII.	There shall be necessary protective measures in place in the construction area, and once the construction causes any injury or even damage to others or the public areas, a fine of RMB 200-500 will be imposed for every occurrence;

IX.	It is strictly forbidden to store dangerous goods like flammable or explosive goods in the Premises and public areas, and in case of any violation, a fine of RMB 50-200 will be imposed subject to the severity of the circumstances or relevant judicial means will be used;

X.	It is strictly forbidden to arbitrarily lay wires, use electric stove and other heavy duty electric apparatuses, and use gas appliances in the construction site, including exposing wires, and a fine of RMB 500 will be imposed if a violation is found;

XI.	Employees are not allowed to stay at the site for night or overtime, and they shall get off work before 18:00 on weekends and legal holidays. If overwork is required, the affected employees shall file an application for overtime or inform the Property Management Office;

XII.	Renovation contractors may enter the park only at night for transporting renovation materials and tools, and shall apply to the Property Management Office between 8:00 and 17:00 during daytime of the every day and appoint the specific time; handling of materials can be carried out only subject to the approval of the Property Management Office;

XIII.	Renovation garbage may not stay in the construction site or the public areas of the park, and shall instead be transported to designated areas in the park;

XIV.	Construction personnel are not allowed to sleep in the construction site or other places in the park;

XV.	Construction personnel are strictly prohibited to use the guest bathrooms on the construction floor. Open defecation, smoking and other uncivilized behaviors are strictly forbidden;

XVI.	Construction personnel must wear construction certificates while in work, and if it is necessary to increase the number of construction personnel temporarily, please submit a written application to the Property Management Office 24 hours in advance;

XVII.	The person in charge of renovation site shall take part in the meeting at the meeting room of the Property Management Office at 9:00 am of each day, if he is not present at the construction site for supervision, he must designate an on-site responsible person in his place;

XVIII.	In case of any person is found to violate the above administrative rules for construction site, the Property Management Office will impose corresponding punishments subject to the severity of the circumstances;

XIX.	As for the houses already occupied by clients, the construction time shall be: 19:00 – 6:00 of the next day during Monday and Friday, and the whole day in case of Saturdays, Sundays and holidays.

XX.	In case of any intentional artificial damage to the facilities and equipment on the site, relevant judicial means will be used.

It is required to strictly comply with Regulations on Internal Security of Enterprises and Institutions issued by Beijing Municipal Public Security Bureau, and hang these Regulations at a conspicuous location at the construction site according to relevant requirements.

In case Party B seriously violates the above regulations or commits other improper acts, Party A may order Party B to stop construction (this provision shall come into force as of the date of notification, and the right of interpretation is vested in the Property Management Office. Please dial 010-65211958 if you have any question).

Party A: /s/ [Seal: Lofts (Beijing ) Investment Consultants Co., Ltd.]

Date: December 12, 2011

Party B: [Seal: Chuanxian Network Technology (Shanghai) Co., Ltd.]

Date:

Annex V:

Civilization Convention of Cable 8 Culture Creative Center

This Convention is hereby formulated based on the actual conditions of the park in order to strengthen the service and management of Cable 8 Xishiku Design Park, maintain good public environment and order, safeguard the safety and normal use of property facilities, and protect the interests of all the tenants.

I. Service Convention

1. Timely service. Do not make any excuse when tenants report for repair, and try to respond to every request and settle every problem.

2. Civilized service. Do not talk dirty, lose temper or fear troubles.

3. Warm service. Conduct patrol, inspection and repair frequently.

II. Convention on Entry

1.	After entering the Premises, a tenant shall submit to the Property Management Office of the park its business license, the mobile or fixed contact information, identity documents and other relevant certificates of its responsible person and emergency contact.

2.	Cable 8 Culture Creative Center is an office building property, the business hours are from 8:00 to 18:00, and no person is allowed to stay overnight. If any person needs to work overtime beyond 21:00, such person shall contact the Security Department for registration.

3.	Cherish property facilities and take care of public environment.

4.	Do not spit on the floor, or smoke in public areas in order not to pollute the environment and affect others.

5.	It is prohibited to engage in horseplay in the building or linger at the main passage for a long time, and those who are not properly dressed will be forbidden to enter the park.

6.	It is forbidden to stack and store goods or post advertisements in public areas, or divert public property to other purposes.

7.	It is forbidden to carry out other acts harmful to public interests in the park.

III. Convention on Goods Handling

1.	Tenants are not allowed to handle goods during the working hours (8:00 – 18:00 from Monday to Friday) (including move-out and move-in).

2.	When handling goods, tenants shall provide sufficient protective measures, may not damage any equipment within the public areas, and shall compensate for the losses in case of any damage. When handling goods, tenants shall use rubber-wheeled carts to load the goods, obey the management of property management personnel, and may not convey dangerous goods, extra-long or overweight goods; towing is not allowed during goods handling; the sharp points of goods shall be wrapped with soft materials; heavy goods shall be padded with soft materials; liquid goods shall be properly put in containers; powdery or granular goods shall be put into sealed bags.

3.	Tenants shall go through the procedures of applying to handle goods:

Before conveying a huge amount of bulky goods, tenants must file goods handling applications to the Customer Service Department of the Property Management Office at least one working day in advance, and tenants may not convey a huge amount of bulky goods without authorization. Such goods handling applications must clearly indicate the following information: room number and name of the company, name, quantity and conveyance reasons of conveyed goods, name, contact phone number, ID number and application time of the applicant. When handling goods, tenants must submit the goods handling applications to the Security Department for verification, and then the Security Department will issue a Goods-out Slip.

IV. Convention on Engineering Maintenance

1.	The Property Management Office of the park will review and supervise your renovation plan and will have the right to stop any unauthorized construction or change in the construction plan without the approval of the Property Management Office of the park.

2.	In order to safeguard the overall office environment of the park, the Property Management Office of the park will provide you paid maintenance services (a price list will be attached separately).

3.	If a tenant retains a renovation team by itself, the Engineering Department under the Property Management Office of the park will review the qualification of the renovation team and handle relevant procedures for renovation.

4.	Tenants are not allowed to violate Administrative Rules for Construction Safety during the construction, carry out construction or engage in all activities that interfere with others during 8:00 am and 6:00 pm, including causing noises, odors and the like.

V. Safety Convention

1.	The Property Management Office of the park will provide security guards with a series of etiquette training based on the characteristics of the park in order to provide each tenant with security services.

2.	The Property Management Office of the park will carry out inspection at any time according to various administrative rules regarding safety and fire control, so as to eliminate hidden safety hazards, while you are expected to assist in such work as executing safety agreements and fire control agreements.

3.	It is forbidden to use home appliances irrelevant to office purposes in the office building. Use of naked fire is also prohibited.

4.	You should assist entrance guards in properly registering guests or visitors.

5.	If you want to go out of the park with goods, you shall submit a Goods Handling Application to the Customer Service Department of the Property Management Office of the park as agreed in Article 3 of this Convention, and accept the safety check by the Security Department of the Property Management Office of the park according to the Goods Handling Application.

V. Convention on Vehicle Parking

1.	As there are limited parking spaces in the park, any person needing a parking space shall first file an application, and the vehicles with parking cards must be parked at the designated parking spaces. When vehicles are driving out, the floor locks shall be pulled up for avoidance of disputes.

2.	Temporary parking shall be conducted under the instructions of security guards.

3.	It is not allowed to park cars on passages.

4.	Taxies are not allowed in the park.

5.	Trucks are prohibited to enter the park during 8:00 am and 6:00 pm from Monday to Friday.

VI. Convention on Compliance

1.	Dangerous goods expressly banned by nationally security organs are forbidden to enter the park.

2.	No company and individual are allowed to carry out illegal activities within the park.

All the tenants are expected to cooperate with the Property Management Office of the park to jointly create a desirable working environment.

Party B: [Chuanxian Network Technology (Shanghai) Co., Ltd.]

Date:

Remarks:

The heating fees in the park will be charged at the following standard: 511.51 square meters * RMB 35/season/square meter = RMB 17, 903

Power rate: RMB 1.2/kilowatt hour

Parking fee: temporarily determined at RMB 600/parking space/month